News Release: IMMEDIATE RELEASE

For further information contact:

Suzie Singer, Corporate Communications 812.376.1917
Greg Ehlinger, Chief Financial Officer 812.379.7603
Conference Call, 1:00 PM, EST, January 30, 2007 866.297.6391
Confirmation #16894096
Replay available at http://www.irwinfinancial.com/ir-set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES

FOURTH QUARTER AND 2006 ANNUAL RESULTS
  Fourth Quarter Earnings per Diluted Share from Continuing Operations of $0.35
  Continued Strong Results for Commercial Finance and Commercial Banking Segments
  Improved Results for Home Equity Segment
  Slight Deterioration in Consumer Mortgage Credit Quality

(Columbus, IN, January 30, 2007) Irwin Financial Corporation (NYSE:IFC), a bank holding company focusing on small business and consumer mortgage lending, today announced net income from continuing operations for the fourth quarter of 2006 of $10.6 million or $0.35 per diluted share. This compares with diluted earnings per share from continuing operations of $0.30 per share and $0.32 per share, in the third quarter of 2006 and the fourth quarter of 2005, respectively. For the year, net income from continuing operations totaled $37 million or $1.25 per share, a $1.2 million dollar increase but a 1 percent year over year decline on a per share basis. Return on average equity for continuing operations was 8.1 and 7.1 percent for the quarter and the year respectively. The commercial finance and commercial banking segments both had record annual net income in 2006, offsetting a modest decline in the home equity segment and significant increases in parent and other expenses.

Reflecting the sale of the Corporation's conforming, conventional first mortgage business during 2006, that segment is now reported as Discontinued Operations. When the 2006 operations and disposal costs of the Discontinued Operations are combined with Continuing Operations, the Corporation had consolidated net income of $4.9 million or $0.16 per share in the fourth quarter, and net income of $1.7 million or $0.05 per share for the year.

"Irwin Financial made significant progress in the reorganization of our consumer mortgage business in 2006. These changes included the sale of our largest segment, Irwin Mortgage and a significant channel and managerial reorganization at Irwin Home Equity. While these changes contributed to the second straight year of earnings well below our goals, we believe the bulk of these costs are behind us. These actions have set the stage for renewed growth in 2007," said Will Miller, Chairman and CEO of Irwin Financial.

"In 2006, our commercial banking and finance businesses continued to thrive despite a difficult environment. Irwin Union Bank and Irwin Commercial Finance both achieved record net income by expanding market share, while maintaining excellent credit quality", Miller continued. "With continued growth in these two segments and our expectation of rebuilding in our consumer mortgage segment, we expect results in 2007 to be much improved", Miller concluded.

Financial highlights for Continuing Operations (commercial bank, commercial finance, and home equity lending) for the period include:

Consolidated Results
$ in millions, except EPS	4Q 2006	3Q 2006	Percent Change	4Q 2005	Percent Change	2006	2005	Percent Change
Net Interest Income After Provision for Losses	$57	$56	1%	$54	4%	$222	$204	9%
Non-Interest Income	14	7	94	8	69	45	57	(21)
Total Consolidated Net Revenues	71	64	12	63	13	267	261	2
Non-Interest Expense	56	51	10	48	16	211	204	3
Net Income From Continuing Operations	11	9	17	9	15	37	36	3
Earning per Share from Continuing Operations (diluted)	0.35	0.30	17	0.32	9	1.25	1.26	(1)
Loans and Leases	5,238	5,101	3	4,478	17	5,238	4,478	17
Deposits	3,552	3,790	(6)	3,899	(9)	3,552	3,899	(9)
Shareholders' Equity	531	523	2	512	4	531	512	4
Total Risk-Based Capital Ratio	13.4%	13.5%		13.2%		13.4%	13.2%
Return on Average Equity	8.1%	6.8%		7.1%		7.1%	7.5%

Consolidated net revenues from continuing operations for the fourth quarter increased on both a sequential quarter and year-over-year basis, primarily reflecting increases in net interest income year-over-year and non-interest revenues on a sequential quarter basis. Non-interest expenses increased as compared to each prior period reflecting foreign currency transaction losses (offset in non-interest income by foreign exchange derivative gains) and consulting fees for risk management and compliance assessments and initiatives.

The consolidated loan and lease portfolio grew to $5.2 billion as of year-end 2006, a $0.1 billion or 11 percent annualized increase as compared to the end of the third quarter. Mortgage loans held for sale totaled $238 million at year-end, up modestly from $176 million at the end of the third quarter.

Deposits totaled $3.6 billion at December 31, 2006, down $0.2 billion from September 30, 2006, reflecting reduced demand on the Corporation's part due to the sale of mortgage assets. At December 31, 2006, the Corporation had approximately $325 million of deposits associated with the mortgage servicing portfolio of its Discontinued Operations. These deposits were transferred to the servicing portfolio buyers in January 2007. This funding source has been replaced by other core deposits and wholesale funding sources.

The Corporation had $531 million or $17.30 per share in common shareholders' equity as of December 31, 2006. At year end, Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 11.5 percent and 13.4 percent, respectively, compared to 10.8 percent and 13.5 percent as of September 30, 2006. During the fourth quarter, the Corporation refinanced $30 million of trust preferred stock, issued $15 million of non-cumulative perpetual preferred stock and in December 2006, repurchased $3 million of common stock. The Corporation anticipates being in the market for additional share repurchases during the first quarter of 2007.

Nonperforming assets (including other real estate owned of $15 million) were $58 million or 0.93 percent of total assets as of December 31, 2006, up from $52 million or 0.87 percent of total assets at the end of September. The on-balance sheet allowance for loan and lease losses totaled $74 million as of December 31, up $4 million from the end of the third quarter. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases was 199 percent at December 31, compared to 213 percent at September 30.

The consolidated loan and lease loss provision totaled $9.9 million in the fourth quarter, up from $9.1 million in the third quarter of 2006. This increase reflects loan growth and the increase in non-performing assets noted above. Quarterly net charge-offs totaled $7.9 million, up from $5.2 million during the third quarter. Charge-offs increased in the consumer mortgage loan portfolio which more than offset quarter-over-quarter declines in our commercial loan portfolios. The increase in charge-offs in the home equity portfolio reflects expected levels of charge-offs due to product seasoning, particularly from that portion of the portfolio which was acquired mid-year from a clean-up call of a 2001 securitization. Thirty-day and greater delinquencies, the ratio of charge-offs to average loans and leases, and the allowance for loan and lease losses to total loans and leases for principal credit-related portfolios are shown in the next table.

	Commercial Banking	Home Equity Lending On-Balance Sheet	Commercial Finance
December 31, 2006 Portfolio (in $Billions)	$2.9	$1.5	$1.1

30-Day and Greater Delinquencies
- December 31, 2006	0.13%	3.54%	0.60%
- September 30, 2006	0.12	3.49	0.57
- June 30, 2006	0.31	2.61	0.42
- March 31, 2006	0.10	1.90	0.47
- December 31, 2005	0.13	2.23	0.66

Annualized Net Charge-offs
- December 31, 2006	0.09%	1.71%	0.33%
- September 30, 2006	0.19	0.98	0.50
- June 30, 2006	0.10	0.68	0.38
- March 31, 2006	0.09	0.84	0.35
- December 31, 2005	0.16	0.26	0.47

Allowance to Loans and Leases (1)
- December 31, 2006	0.93%	2.63%	1.28%
- September 30, 2006	0.93	2.48	1.26
- June 30, 2006	0.94	2.44	1.29
- March 31, 2006	0.92	2.49	1.31
- December 31, 2005	0.92	2.40	1.32

  Home Equity on balance sheet Allowance to Loans and Leases relates to Loans Held for Investment portfolio only.

Segment Results

Net income (loss) by line of business is shown below, with additional detail available in the segment summary tables at the end of this release.

Net Income(loss) ($ in millions)	4Q 2006	3Q 2006	Percent Change	4Q 2005	Percent Change	2006	2005	Percent Change
Commercial Banking	$8.0	$8.3	-3.3%	$8.7	-7.8%	$ 30.9	$ 27.4	12.7%
Commercial Finance	3.5	3.3	7.0	2.8	26.5%	12.6	7.4	69.5
Home Equity	1.2	(0.3)	NM	(1.5)	NM	1.5	2.3	(31.7)
Other Segments, Including Parent	(2.0)	(2.1)	(5.4)	(0.7)	NM	(7.6)	(0.8)	NM
Net Income From Continuing Operations	10.6	9.1	17.1	9.2	15.4%	37.4	36.2	3.2

Income (Loss) From Discontinued Operations - Mortgage Banking	(5.7)	(13.3)	(57.0)	(2.8)	106.3%	(35.7)	(17.3)	(106.7)
Consolidated Net Income (Loss)	4.9	(4.2)	NM	6.5	-23.7%	1.7	19.0	(90.9)

The commercial banking segment earned income of $8.0 million, a decrease of $0.3 million as compared to the third quarter of 2006, reflecting increased operating expenses and a return to a more normalized tax rate, after a one-time tax rate adjustment in the prior period. Pretax income increased 2 percent from the third to the fourth quarter. For the year, net income totaled $30.9 million, a 12.7 percent increase and a record for this segment.

The commercial banking segment's loans grew at an annualized rate of 8 percent during the fourth quarter and increased $0.2 billion or 8 percent during the year. Loans outstanding as of December 31, 2006, totaled $2.9 billion. Net interest margin was 4.24 percent during the quarter, down modestly from 4.27 percent in the third quarter.

Credit quality continues to be positive for this segment. Thirty-day and greater delinquencies were 0.13 percent, compared to 0.12 percent at September 30. The commercial banking segment's loan and lease loss provision of $1.3 million during the quarter compared favorably to net charge-offs of $0.7 million. Annualized charge-offs declined to 0.09 percent in the fourth quarter and totaled 0.12 percent for the year. Non-performing assets increased $2 million to $19 million, reflecting modest deterioration in some Midwest markets. Notwithstanding the quarterly increase, non-performing assets declined $8 million or 31 percent over the course of 2006.

The commercial finance line of business earned $3.5 million in the fourth quarter of 2006, up from $3.3 million in the third quarter. Loan and lease fundings totaled $164 million, compared to $147 million in the third quarter. Net income totaled $12.6 million for the year, a 70 percent increase and a record for the segment.

The segment's loan and lease portfolio now totals $1.1 billion, representing a 29 percent increase over the past year. Net interest income totaled $12.3 million during the fourth quarter and net interest margin increased to 4.77 percent, up from 4.27 percent in the prior quarter.

Credit quality remains good. The loan and lease loss provision in this segment totaled $2.1 million during the quarter, up from $1.6 million during the prior quarter. Net charge-offs decreased to $0.9 million, as compared to $1.2 million in the prior quarter. The thirty-day and greater delinquency ratio increased modestly to 0.60 percent at December 31, from 0.57 percent at September 30.

The home equity segment earned $1.2 million during the fourth quarter, compared to a loss of $0.3 million during the third quarter. Net income for the year totaled $1.5 million, compared to $2.3 million in 2005.

Mortgage loan originations totaled $254 million, unchanged from the third quarter. Production continues to increase in the broker and correspondent channels, helping to offset declines in direct to consumer and other channels which have been de-emphasized due to margin compression.

Thirty-day and greater delinquencies on the segment's on balance sheet portfolio increased modestly to 3.54 percent, from 3.49 percent at September 30. Loan loss provision totaled $6.5 million, up from $5.9 million in the third quarter, reflecting a decision to increase the allowance for loan and lease losses in light of increased credit losses during the fourth quarter. Net charge-offs were $6.4 million (1.71 percent) during the fourth quarter, compared to $3.5 million (0.98 percent) during the third quarter, largely reflecting charge-offs from seasoned portfolios acquired earlier in 2006. While the charge-offs were elevated, they remain in a range consistent with management's long-term expectations for the portfolio.

The parent and other consolidating entities lost $2.0 million during the fourth quarter, compared to a loss of $2.1 million in the third quarter of 2006. For the year, these entities lost $7.6 million compared to $0.8 million in 2005. The current period decline was the result of reduced internal cost recoveries, increased debt issuance costs from early redemption of capital securities, risk management consulting costs, and a return to a more normalized effective tax rate.

Discontinued Operations - Conventional Mortgage Segment

During the fourth quarter, the Corporation continued the steps to complete the sale of its conforming, conventional mortgage segment operations. The bulk of the activity in the fourth quarter involved preparation for and transfer of mortgage servicing rights and related operations. The substantial majority of this work was completed during the fourth quarter and first part of January, 2007, when the bulk of the mortgage servicing portfolio and operations were transferred to third party buyers.

Reflecting staff and other operating costs as well as increases in reserves for future repurchases of loans, this discontinued segment reported a loss during the fourth quarter of $5.7 million. With the substantial completion of the sale of the segment's activities, but with certain remaining obligations in this segment, management expects to report a small loss from Discontinued Operations in 2007.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions, estimates, forecasts, outlook and projections or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which may include, among other things:

  statements and assumptions relating to projected growth in our earnings, projected loan originations, net interest and margins, and the relative performance of our lines of business;
  statements and assumptions relating to projected trends or potential changes in our asset quality, loan delinquencies, charge-offs, reserves and asset valuations, including valuations of our servicing portfolios;
  statements about expected results from the discontinued operations of our conventional mortgage banking segment; and
  any other statements that are not historical facts.

We qualify any forward-looking statements entirely by these cautionary factors.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes in direction, volatility and relative movement (basis risk) of interest rates, which may affect consumer demand for our products and the management and success of our interest rate risk management strategies; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force; the relative profitability of our lending operations; the valuation and management of our portfolios, including the use of external and internal modeling assumptions we embed in the valuation of those portfolios and short-term swings in the valuation of such portfolios due to quarter-end movements in secondary market interest rates, which are inherently volatile; borrowers' refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our loan and lease assets, including deterioration resulting from the effects of natural disasters; unanticipated deterioration or changes in estimates of the carrying value of our other assets, including securities; difficulties in delivering products to the secondary market as planned; difficulties in expanding our business and obtaining funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we tie compensation systems to line of business performance; unanticipated outcomes in litigation; legislative or regulatory changes, including changes in tax laws or regulations, regulatory actions that impact our corporation or bank, changes in the interpretation of regulatory capital rules, other changes in regulatory rules, rights or responsibilities of our bank or thrift, changes in consumer or commercial lending rules, disclosure rules or rules affecting corporate governance, and the availability of resources to address these actions and rules; changes in applicable accounting policies or principles or their application to our businesses or final audit adjustments; additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the final disposition of our remaining assets and obligations of our discontinued mortgage banking segment; or governmental changes in monetary or fiscal policies. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call to review results on Tuesday, January 30, at 1:00 p.m. EST. Greg Ehlinger, Senior Vice President and CFO, Will Miller, CEO, and Jody Littrell, First Vice President and Controller, of Irwin Financial Corporation, will be the speakers on the call. The toll-free number for the call is 866.297.6391; please tell the operator you would like to join the Irwin Financial call, confirmation #16894096. A replay of the call will be available on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data) Unaudited
	Q4-2006	Q4-2005	$ Change	% Change	Q3-2006
Net Interest Income	$66,693	$63,307	$3,386	5.3%	$65,296
Provision for Loan and Lease Losses	(9,946)	(8,905)	(1,041)	(11.7)	(9,135)
Noninterest Income	14,232	8,345	5,887	70.5	7,347
Total Net Revenues	70,979	62,747	8,232	13.1	63,508
Noninterest Expense	55,717	48,067	7,650	15.9	50,864
Income from Continuing Operations before Income Taxes	15,262	14,680	582	4.0	12,644
Income Taxes on Continuing Operations	4,615	5,454	(839)	(15.4)	3,549
Net Income from Continuing Operations	10,647	9,226	1,421	15.4	9,095
Loss from Discontinued Operations	(5,726)	(2,775)	(2,951)	(106.3)	(13,302)
Net Income	$4,921	$6,451	($1,530)	(23.7)	($4,207)

Dividends on Common Stock	$3,292	$2,862	$430	15.0%	$3,277

Diluted Earnings Per Share (30,028 Weighted Average Shares Outstanding)
From Continuing Operations	0.35	$0.32	$0.03	9.4%	$0.30
From All Operations	0.16	0.23	(0.07)	(30.4)	(0.14)
Basic Earnings Per Share (29,756 Weighted Average Shares Outstanding)
From Continuing Operations	0.36	0.32	0.04	12.5	0.31
From All Operations	0.17	0.23	(0.06)	(26.1)	(0.14)
Dividends Per Common Share	0.11	0.10	0.01	10.0	0.11

Net Charge-Offs	$7,939	$2,980	$4,959	166.4%	$5,238

Performance Ratios - Quarter to Date:
Return on Average Assets from Continuing Operations	0.7%	0.6%			0.6%
Return on Average Common Equity from Continuing Operations	8.1%	7.1%			6.8%

	YTD-2006	YTD-2005	$ Change	% Change
Net Interest Income	$257,440	$231,467	$25,973	11.2%
Provision for Loan and Lease Losses	(35,101)	(27,307)	(7,794)	(28.5)
Noninterest Income	44,620	56,721	(12,101)	(21.3)
Total Net Revenues	266,959	260,881	6,078	2.3
Noninterest Expense	210,688	204,039	6,649	3.3
Income from Continuing Operations before Income Taxes	56,271	56,842	(571)	(1.0)
Income Taxes on Continuing Operations	18,870	20,595	(1,725)	(8.4)
Net Income from Continuing Operations	37,401	36,247	1,154	3.2
Loss from Discontinued Operations	(35,674)	(17,260)	(18,414)	(106.7)
Net Income	$1,727	$18,987	($17,260)	(90.9)

Dividends on Common Stock	$13,110	$11,426	$1,684	14.7%

Diluted Earnings Per Share (29,690 Weighted Average Shares Outstanding)
From Continuing Operations	1.25	$1.26	(0.01)	(0.8)%
From All Operations	0.05	0.66	(0.61)	(92.4)
Basic Earnings Per Share (29,501 Weighted Average Shares Outstanding)
From Continuing Operations	1.27	1.27	0.00	0.0
From All Operations	0.06	0.67	(0.61)	(91.0)
Dividends Per Common Share	0.44	0.40	0.04	10.0

Net Charge-Offs	$22,539	$11,241	$11,298	100.5%

Performance Ratios - Year to Date:
Return on Average Assets from Continuing Operations	0.6%	0.6%
Return on Average Common Equity from Continuing Operations	7.1%	7.5%

	December 31,	December 31,			September 30,
	2006	2005	$ Change	% Change	2006
Loans Held for Sale	$237,510	$513,553	($276,043)	(53.8)%	$175,531
Loans and Leases in Portfolio	5,238,193	4,477,943	760,250	17.0	5,101,135
Allowance for Loan and Lease Losses	(74,468)	(59,223)	(15,245)	(25.7)	(70,635)
Assets Held for Sale IMC	56,573	1,118,913	(1,062,340)	(94.9)	74,484
Total Assets	6,237,958	6,646,524	(408,566)	(6.1)	5,996,495
Total Deposits	3,551,516	3,898,993	(347,477)	(8.9)	3,790,200
Shareholders' Equity	530,502	512,334	18,168	3.5	523,055
Shareholders' Equity available to Common Shareholders (per share)	17.30	17.90	(0.60)	(3.3)	17.56
Average Equity/Average Assets (YTD)	8.1%	8.0%			8.0%
Tier I Capital	$712,403	$675,500	$36,903	5.5%	$694,534
Tier I Leverage Ratio	11.5%	10.4%			10.8%
Total Risk-based Capital Ratio	13.4%	13.2%			13.5%
Nonperforming Assets to Total Assets	0.93%	0.81%			0.87%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Banking	Q4-2006	Q4-2005	$ Change	% Change	Q3-2006
Net Interest Income	$31,515	$30,582	$933	3.1%	$31,938
Provision for Loan and Lease Losses	(1,253)	(1,350)	97	7.2	(1,668)
Other Revenues	4,620	4,317	303	7.0	4,691
Total Net Revenues	34,882	33,549	1,333	4.0	34,961

Salaries, Pension, and Other Employee Expense	12,538	11,727	811	6.9	13,806
Other Expenses	10,229	7,446	2,783	37.4	9,303
Income Before Income Taxes	12,115	14,376	(2,261)	(15.7)	11,852
Income Taxes	4,127	5,714	(1,587)	(27.8)	3,594
Net Income	$7,988	$8,662	($674)	(7.8)	$8,258

Net Charge-offs	$670	$1,102	($432)	(39.2)%	$1,315
Net Interest Margin	4.24%	3.81%			4.27%

	YTD-2006	YTD-2005	$ Change	% Change
Net Interest Income	$124,726	$110,758	$13,968	12.6%
Provision for Loan and Lease Losses	(5,734)	(5,286)	(448)	(8.5)
Other Revenues	18,173	16,945	1,228	7.2
Total Net Revenues	137,165	122,417	14,748	12.0

Salaries, Pension, and Other Employee Expense	53,111	47,934	5,177	10.8
Other Expenses	35,821	29,128	6,693	23.0
Income Before Income Taxes	48,233	45,355	2,878	6.3
Income Taxes	17,373	17,976	(603)	(3.4)
Net Income	$30,860	$27,379	$3,481	12.7

Net Charge-offs	$3,291	$2,847	$444	15.6%
Net Interest Margin	4.12%	3.80%

	December 31,	December 31,			September 30,
	2006	2005	$ Change	% Change	2006
Securities and Short-Term Investments	$55,116	$340,811	($285,695)	(83.8)%	$87,939
Loans and Leases	2,901,029	2,680,220	220,809	8.2	2,843,007
Allowance for Loan and Lease Losses	(27,113)	(24,670)	(2,443)	(9.9)	(26,529)

Interest-Bearing Deposits	2,270,946	2,454,722	(183,776)	(7.5)	2,373,950
Noninterest-Bearing Deposits	364,434	342,913	21,521	6.3	354,064

Delinquency Ratio (30+ days):	0.13%	0.13%			0.12%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands) Unaudited
Commercial Finance	Q4-2006	Q4-2005	$ Change	% Change	Q3-2006
Net Interest Income	$12,328	$9,183	$3,145	34.2%	$10,417
Provision for Loan and Lease Losses	(2,139)	(1,410)	(729)	(51.7)	(1,613)
Gain on Sales of Loans	372	329	43	13.2	939
Derivative Losses, net	(72)	(185)	113	61.1	26
Other Revenues	1,034	1,721	(687)	(39.9)	1,571
Total Net Revenues	11,523	9,638	1,885	19.6	11,340

Salaries, Pension, and Other Employee Expense	5,641	4,495	1,146	25.5	5,428
Other Expenses	597	482	115	23.9	641
Income Before Income Taxes	5,285	4,661	624	13.4	5,271
Income Taxes	1,781	1,891	(110)	(5.8)	1,997
Net Income	$3,504	$2,770	$734	26.5	$3,274

Net Charge-Offs	$852	$937	($85)	(9.1)%	$1,211
Loans Sold	6,808	7,513	(705)	(9.4)	17,360
Net Interest Margin	4.77%	4.65%			4.27%
Total Fundings of Loans and Leases	$163,781	$138,544	$25,237	18.2%	$147,056

	YTD-2006	YTD-2005	$ Change	% Change
Net Interest Income	$42,545	$33,683	$8,862	26.3%
Provision for Loan and Lease Losses	(6,701)	(6,211)	(490)	(7.9)
Gain on Sales of Loans	2,563	2,642	(79)	(3.0)
Derivative Losses, net	(263)	(717)	454	63.3
Other Revenues	5,718	5,512	206	3.7
Total Net Revenues	43,862	34,909	8,953	25.6

Salaries, Pension, and Other Employee Expense	21,597	17,531	4,066	23.2
Other Expenses	2,358	4,693	(2,335)	(49.8)
Income Before Income Taxes	19,907	12,685	7,222	56.9
Income Taxes	7,307	5,252	2,055	39.1
Net Income	$12,600	$7,433	$5,167	69.5

Net Charge-Offs	$3,678	$4,806	($1,128)	(23.5)%
Loans Sold	47,020	41,745	5,275	12.6
Net Interest Margin	4.55%	4.80%
Total Fundings of Loans and Leases	$595,319	$451,524	$143,795	31.8%

	December 31,	December 31,			September 30,
	2006	2005	$ Change	% Change	2006
Investment in Loans and Leases	$1,056,406	$817,208	$239,198	29.3%	$991,677
Allowance for Loan and Lease Losses	(13,525)	(10,756)	(2,769)	(25.7)	(12,460)
Weighted Average Coupon	9.29%	9.15%			9.19%
Delinquency ratio (30+ days)	0.60%	0.66%			0.57%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands) Unaudited
Home Equity Lending	Q4-2006	Q4-2005	$ Change	% Change	Q3-2006
Net Interest Income	24,261	23,264	997	4.3	25,215
Provision for Loan Losses	(6,548)	(6,146)	(402)	(6.5)	(5,854)
Gain on Sales of Loans, Including Points and Fees	59	1,986	(1,927)	(97.0)	92
Servicing Income, net	4,108	776	3,332	429.4	790
Other Revenues	870	717	153	21.3	(1,702)
Total Net Revenues	22,750	20,597	2,153	10.5	18,541

Salaries, Pension, and Other Employee Expense	11,360	14,239	(2,879)	(20.2)	11,247
Other Expense	9,406	8,832	574	6.5	7,763
Income Before Income Taxes	1,984	(2,474)	4,458	180.2	(469)
Income Taxes	807	(981)	1,788	182.2	(177)
Net Income	$1,177	($1,493)	$2,670	178.8	($292)

Loan Volume	$253,935	$318,134	($64,199)	(20.2)%	$254,190
Percent retail	10%	47%			11%
Percent brokered	42%	29%			31%
Percent correspondent	31%	20%			21%
Percent other	17%	4%			37%
Loans Sold	60,275	164,162	(103,887)	(63.3)	75,881
Net Charge-offs	6,383	937	5,446	581.2	3,468
Net Interest Margin	6.18%	6.00%			6.88%

	YTD-2006	YTD-2005	$ Change	% Change
Net Interest Income	96,068	88,290	7,778	8.8
Provision for Loan Losses	(22,659)	(15,811)	(6,848)	(43.3)
Gain on Sales of Loans, Including Points and Fees	(2,386)	17,849	(20,235)	(113.4)
Servicing Income, net	12,081	9,141	2,940	32.2
Other Revenues	5,491	6,677	(1,186)	(17.8)
Total Net Revenues	88,595	106,146	(17,551)	(16.5)

Salaries, Pension, and Other Employee Expense	51,335	64,432	(13,097)	(20.3)
Other Expense	34,632	37,907	(3,275)	(8.6)
Income Before Income Taxes	2,628	3,807	(1,179)	(31.0)
Income Taxes	1,090	1,555	(465)	(29.9)
Net Income	$1,538	$2,252	($714)	(31.7)

Loan Volume	$1,003,833	$1,691,636	($687,803)	(40.7)%
Percent retail	16%	40%
Percent brokered	32%	23%
Percent correspondent	27%	17%
Percent other	25%	20%
Loans Sold	612,803	748,233	(135,430)	(18.1)
Net Charge-offs	15,534	3,588	11,946	332.9
Net Interest Margin	6.19%	6.89%

	December 31,	December 31,			September 30,
	2006	2005	$ Change	% Change	2006
Home Equity Loans Held for Sale	$236,636	$513,231	($276,595)	(53.9)%	$174,084
Home Equity Loans Held for Investment	1,280,497	980,406	300,091	30.6	1,266,154
Allowance for Loan and Lease Losses	(33,614)	(23,552)	(10,062)	(42.7)	(31,403)
Residual Asset	2,760	15,580	(12,820)	(82.3)	2,800
Servicing Asset	28,231	30,502	(2,271)	(7.4)	28,266
Managed Portfolio	1,708,975	1,593,509	115,466	7.2	1,648,236
Delinquency Ratio (30+ days)	3.16%	3.04%			3.07%